                           THE DEWOLFE COMPANIES, INC.



Exhibit  (11)  Statement Re: Computation of Basic Earnings Per Share and Diluted
               Earnings per Share


                                                     THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,                         SEPTEMBER 30,
                                                   1999              1998                 1999              1998
                                                   ----              ----                 ----              ----
Numerator:
     Net Income                                     $1,102,000         $ 765,000           $4,966,000       $3,178,000

Denominator:
     Basic weighted average shares                   3,365,000         3,272,000            3,343,000        3,253,000
     Effect of Stock Options                           253,000           194,000              236,000          185,000
                                                   -----------        ----------          -----------      -----------
      Diluted weighted average shares                3,618,000         3,466,000            3,579,000        3,438,000
                                                   -----------        ----------          -----------      -----------
                                                   -----------        ----------          -----------      -----------
Basic Earnings per Share                               $  0.33          $   0.23             $   1.49         $   0.98
                                                   -----------        ----------          -----------      -----------
Diluted Earnings Per Share                             $  0.30          $   0.22             $   1.39         $   0.92
                                                   -----------        ----------          -----------      -----------